EXHIBIT 99.1

Horizon Kinetics Holding Corporation

Announces Passing of CEO Murray Stahl

NEW YORK CITY, NY / ACCESS Newswire / April 8, 2026

We at Horizon Kinetics Holding Corporation announce with deep sorrow that Murray Stahl—the company’s Chairman, Chief Executive Officer, and leading light—passed away suddenly on April 7, 2026.

Murray co-founded Horizon Kinetics in 1994. He was instrumental in transforming it into a publicly traded company with a market capitalization of approximately $600 million, an impeccable and debt-free balance sheet, and a portfolio built for the long horizon. Murray’s dedication, wisdom, and leadership will be felt for generations to come.

The entire Horizon Kinetics family extends heartfelt condolences to Murray’s wife, Teddi, and their children—and to everyone else who loved him.

As we begin the work of preserving and growing Murray’s legacy, Horizon Kinetics is implementing its succession plan, starting with the appointment of Steven Bregman and Peter Doyle as co-Chief Executive Officers. They will join fellow Horizon Kinetics co-founder Tom Ewing on our newly established Founders’ Committee to oversee a seamless transition of responsibilities.

We feel it is our duty and obligation to finish what Murray started. And it is our honor to remain fully committed to delivering that vision for our clients and shareholders.

About Horizon Kinetics Holding Corporation

Horizon Kinetics Holding Corporation (OTCQX:HKHC) primarily offers investment advisory services through its subsidiary, Horizon Kinetics Asset Management LLC (“HKAM”), a registered investment adviser. HKAM provides independent proprietary research and investment advisory services for mainly long-only and alternative value-based investing strategies. The firm has offices in New York City; White Plains, New York; and Summit, New Jersey. For more information, please visit www.hkholdingco.com.

Investor Relations Contact:

ir@hkholdingco.com

SOURCE: Horizon Kinetics Holding Corporation